SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 12th day of April, 2019 by and among American International Holdings Corp, a Nevada Corporation, with an address at 11222 Richmond Avenue, Suite 195 Houston, Texas 77082 (the “Company”), Novopelle Diamond, LLC, a Texas limited liability company, with an address at 5000 Collin McKinney Parkway, Suite 120, McKinney, TX 75070 (“Novopelle”) and those unit holders of Novopelle McKinney, Inc. who are listed on the signature page below and made a part of this Agreement (the “Novopelle Members”).

Construction of Terms. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and “hereunder” are references to this Agreement, taken as a whole; the term “includes” or “including” shall mean “including, without limitation;” the word “or” is not exclusive; and references to a “Section,” “subsection,” “clause,” “Exhibit,” “Appendix,” “Schedule,” “Annex” or “Attachment” shall mean a Section, subsection, clause, Exhibit, Appendix, Schedule, Annex or Attachment of this Agreement, as the case may be, unless in any such case the context requires otherwise. Exhibits, Appendices, Schedules, Annexes or Attachments to any document shall be deemed incorporated by reference in such document. All references to or definitions of any agreement, instrument or other document (a) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (b) except as otherwise expressly provided, shall mean such agreement, instrument or document, or replacement or predecessor thereto, as modified, amended, supplemented and restated through the date as of which such reference is made. All references to a law, regulation or ordinance includes any amendment or modification thereof.

WITNESSETH

WHEREAS, the Novopelle Members own all of the outstanding membership interests of Novopelle (the “Novopelle Membership Interests”), totaling one-hundred percent (100%) of the issued and outstanding membership interests of Novopelle;

WHEREAS, the Company is a publicly held corporation organized under the laws of the State of Nevada, whose common stock trades on the OTC Pink Market under the symbol “AMIH”;

WHEREAS, Novopelle is a privately held limited liability company organized under the laws of the state of Texas;

WHERAS, the Company desires to acquire 100% of the issued and outstanding securities of Novopelle in exchange for shares of the Company’s restricted common stock (the “Exchange Offer” or the “Exchange”), so that Novopelle will become a wholly-owned subsidiary of the Company; and

WHEREAS, the Novopelle Members desire to exchange all of their membership interests in Novopelle in exchange for cash, shares of authorized but unissued shares of common stock of the Company, and other consideration, as set forth below.

WHEREAS, this Agreement and the other matters contemplated hereby have adopted, approved and authorized the execution and delivery of this Agreement by the Company and the Novopelle Members as required pursuant to the requirements of the Texas Business Organizations Code (the “TBOC”) and the Nevada Revised Statutes (the “NRS”);

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed,

IT IS AGREED:

1. Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself, herself and himself.

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2. Closing Transactions.

A. Promptly after the Closing Date, subject to, and consistent with, the provisions of this Agreement, the Company shall, through reasonable procedures as the Company may adopt, issue Eighteen Million (18,000,000) shares of common stock to the Novopelle Members as set forth on Exhibit “B” (Article “2A”), which is annexed to, and made a part of, this Agreement, in exchange for all of Novopelle’s outstanding membership interests; after which exchange, the Company shall own one hundred (100%) percent of Novopelle’s membership interests, and Novopelle shall thereby become a wholly-owned subsidiary of the Company.

B. Subject to, and consistent with, the provisions of this Agreement, and in accordance with the relevant provisions of the TBOC and NRS, Novopelle shall become a wholly-owned subsidiary of the Company through the share exchange set forth in Paragraph “A” of this Article “2” of this Agreement (the “Exchange”). As soon as practicable on, or subsequent to, the Closing Date, Novopelle and the Company shall file a Certificate (or Article) of Exchange with each of the Secretaries of State of the States of Nevada and Texas in which case the Exchange shall become effective (such time, the “Effective Time”). Upon the Effective Time, the effect of the Exchange shall be as provided in the applicable provisions of the TBOC and the NRS.

C. Effect of the Acquisition. At the Effective Time, the effect of the acquisition shall be as provided in this Agreement and the applicable provisions of Texas and Nevada Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Novopelle shall vest in the Company.

D. No Further Ownership Rights in Novopelle shares. All Novopelle shares issued upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Novopelle shares, and there shall be no further registration of transfers on the records of the Company of Novopelle shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

3. Closing Date. The closing of this transaction (the “Closing”) shall take place via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, shall first be delivered by a facsimile or electronic mail exchange of signature pages, with originals to follow by reputable overnight courier addressed to each party at Novopelle’s offices having an address of 5000 Collin Mckinney Parkway, Suite 120, Mckinney, TX 75070 at 12:00 PM Central Standard Time (“CST”) effective on April 12th, 2019 (the “Closing Date”).

4. Novopelle and the Novopelle Members’ Joint and Several Representations, Warranties and Covenants. Novopelle and the Novopelle Members jointly and severally represent, warrant and covenant to the Company as follows:

A. Corporate Status.

i. Novopelle is a limited liability company duly organized, validly existing, and in good standing under the laws of Texas. Novopelle has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable Laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualifications to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business.

ii. Copies of (a) the Certificate of Formation of Novopelle, and all amendments thereto, certified by the Secretary of State of the State of Texas, (b) the Operating Agreement of Novopelle, certified by the Secretary of Novopelle, and (c) a good standing certificate for Novopelle issued by the Secretary of State of the State of Texas as of a date not more than thirty (30) days prior to the date of this Agreement, are annexed to, and made a part of, this Agreement as Exhibits “D” (Article “4Aii”), “E” (Article “4Aii”), and “F” (Article “4Aii”), respectively, and are complete and correct as of the date of this Agreement.

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B. Authority of Novopelle and the Novopelle Members. Novopelle and the Novopelle Members have the full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the consummation by Novopelle and the Novopelle Members of the transactions set forth in this Agreement have been duly and validly authorized, executed and delivered by the Managers of Novopelle, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement is valid and binding upon Novopelle and the Novopelle Members and enforceable against Novopelle and the Novopelle Members in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies, and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution of the Board of Directors of Novopelle and a unanimous consent of the Novopelle Members approving Novopelle’s entry into this Agreement and consummation of the transactions set forth in this Agreement are annexed to, and made a part of, this Agreement as Exhibits “G” (Article “4B”) and “H” (Article “4B”).

C. Capitalization and Ownership. All issued and outstanding membership interests of Novopelle are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. Prior to giving effect to the transactions contemplated by this Agreement, the Novopelle Members are the legal and beneficial owners of all of the issued and outstanding equity interests of Novopelle, with each Novopelle Member owning the equity interests of Novopelle set forth on the signature page hereof, all of which equity interests are owned free and clear of any Liens (other than those imposed under applicable securities laws). The Novopelle Membership Interests to be delivered by Novopelle Members to the Company at the Closing constitute all of the issued and outstanding equity interests of Novopelle. All of the outstanding equity interests of Novopelle were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Novopelle’s governing documents or any contract to which Novopelle is a party or by which it or its securities are bound. Novopelle holds no equity interests in its treasury. None of the outstanding equity interests of Novopelle were issued in violation of any applicable securities Laws. There are no convertible securities of Novopelle. There are no preemptive rights or rights of first refusal or first offer with respect to Novopelle’s equity securities, nor are there any contracts, commitments, arrangements or restrictions to which Novopelle or, to the Knowledge of Novopelle, any of its equity holders is a party or bound relating to any equity securities or convertible securities of Novopelle, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Novopelle. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Novopelle’s equity interests. There are no outstanding contractual obligations of Novopelle to repurchase, redeem or otherwise acquire any equity interests of Novopelle. There are no declared or accrued but unpaid dividends with respect to any equity interests of Novopelle. Annexed hereto and made a part hereof as Exhibit “I” (Article “4C”), is a schedule of all Novopelle Members and their respective ownership of Novopelle’s common stock.

D. Compliance with the Law and Other Instruments. Except as otherwise provided in this Agreement and in the Exhibits annexed to, and made a part of, this Agreement, the business and operations of Novopelle have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect Novopelle or its properties, assets, businesses or prospects.

E. Absence of Conflicts. The execution and delivery of this Agreement, and the consummation by Novopelle of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Novopelle’s Certificate of Formation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Novopelle is a party to or by which any of its assets are bound, (iii) do not and shall not cause Novopelle to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Novopelle. Novopelle has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

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F. Financial Condition. Except as set forth on the Novopelle Disclosure Schedule, which is annexed to, and made a part of, this Agreement as Exhibit “J” (Article “4F”)(the “Novopelle Disclosure Schedule”) (i) Novopelle does not have any outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due), (ii) there has not been any material adverse change in Novopelle’s financial condition, assets, liabilities or business, (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, materially affecting Novopelle’s properties, assets or business, (iv) Novopelle has not incurred any indebtedness, liability or other obligation of any nature whatsoever except in the ordinary course of business, and (v) Novopelle has not made any change in its accounting methods or practices.

G. Environmental Compliance. Novopelle is in compliance with all applicable environmental laws.

H. OSHA Compliance. Novopelle is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety including, but not limited to, the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

I. Taxes. Novopelle has timely filed all required federal tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provisions for the payment of all such taxes shown to be due on said returns.

J. Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations adversely affecting Novopelle or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Novopelle’s business pending or to its knowledge threatened, by or against, any officer or director of Novopelle in connection with its affairs, whether or not covered by insurance. Except as set forth on the Novopelle Disclosure Schedule, which is annexed to, and made a part of, this Agreement as Exhibit “J” (Article “4F”), neither Novopelle nor its officers or directors are subject to any order, writ, injunction or decree of any court, department, agency or instrumentality affecting Novopelle. Novopelle is not presently engaged in any legal action. There is no judgment, decree or order against Novopelle or, to the best knowledge of Novopelle, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Novopelle.

K. Contracts. Except as set forth on the Novopelle Disclosure Schedule, Novopelle is not a party to any material contracts.

L. Absence of Changes. There has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of Novopelle, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of Novopelle for any period prior to the date of this Agreement or arising out of any transaction of Novopelle prior to such date). There has not been any declaration, setting aside or payment of any dividend or other distribution with respect to Novopelle’s securities, or any direct or indirect redemption, purchase or other acquisition of any of Novopelle’s securities. To Novopelle’s knowledge, there has not been an assertion against Novopelle of any liability of any nature or in any amount not fully reflected or reserved against in the Novopelle Disclosure Schedule.

M. No Approvals. No approval of any governmental authority is required of Novopelle in connection with the consummation of the transactions set forth in this Agreement.

N. Broker. Novopelle has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Novopelle represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless the Company from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by Novopelle or its affiliates or agents.

O. Complete Disclosure. No representation or warranty of Novopelle which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Novopelle’s knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Novopelle which would materially adversely affect same which has not been disclosed to the Company in this Agreement.

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P. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Company knew or had reason to know that any covenant, representation or warranty of Novopelle in this Agreement or furnished or to be furnished to the Company contained untrue statements.

Q. Securities Laws. Neither Novopelle nor, to Novopelle’s knowledge, any director or executive officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Novopelle, there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or other regulatory authority with respect to Novopelle or, to Novopelle’s knowledge, any current or former director or executive officer of Novopelle.

R. Financial Statements. Except as set forth on the Novopelle Disclosure Schedule, which is annexed to, and made a part of, this Agreement as Exhibit “J” (Article “4F”)(the “Novopelle Disclosure Schedule”), includes a true, correct and complete copy of Novopelle’s un-audited financial statements for the fiscal year ended December 31, 2018 (the “Financial Statements”).

S. Title to Property. Novopelle has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Novopelle Balance Sheet or acquired after the Novopelle Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Novopelle Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Novopelle Balance Sheet.

T. Intellectual Property.

(a) Novopelle owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) that are used or proposed to be used in Novopelle’s business as currently conducted or as proposed to be conducted by Novopelle, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Novopelle.

(b) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Novopelle, any trade secret material to Novopelle or any Intellectual Property right of any third party to the extent licensed by or through Novopelle, by any third party, including any employee or former employee of Novopelle. Novopelle has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

(c) Novopelle is not or will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Novopelle.

5. The Company and the Company’s Shareholders Representations, Warranties and Covenants. the Company and the Company’ Shareholders, jointly and severally, represent, warrant and covenant to Novopelle and to each of the Novopelle Members as follows:

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A. Corporate Status.

i. The Company is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Nevada, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

ii. copies of (a) the Articles of Incorporation of the Company, and all amendments thereto, certified by the Secretary of State of the State of Nevada, (b) the By-Laws of the Company, as amended, certified by the Secretary of the Company, and (c) a good standing certificate for the Company issued by the Secretary of State of the State of Nevada as of a date not more than thirty (30) days prior to the date of this Agreement, are annexed to, and made a part of, this Agreement as Exhibits “K” (Article “5Aii”), “L” (Article “5Aii”) and “M” (Article “5Aii”) respectively, and are complete and correct as of the date of this Agreement.

B. Capitalization. As of the date hereof, the Company’s authorized capital stock consists of: (i) One Hundred Ninety Five million (195,000,000) shares are designated as “Common Stock” with a par value of $0.0001 per share of which Ten Million Nine Thirty Three Thousand Three Hundred Fifty Six (10,933,356) shares are issued and outstanding; (ii) Five Million (5,000,000) shares are designated as “Preferred Stock” with a par value of $0.0001 per share of which no shares are issued and outstanding. Except as set forth in this Agreement, there are no other subscriptions, options, warrants, rights or other agreements outstanding to acquire from the Company shares of stock of the Company or any other equity security or security convertible into an equity security. Except as set forth in this Agreement, there are no agreements or commitments to increase, decrease or otherwise alter the authorized capital stock of the Company. Except as set forth on the disclosure schedule (the “the Company Disclosure Schedule”) which is annexed to, and made a part of, this Agreement as Exhibit “N” (Article “5B”), the Company has not granted any registration rights with respect to any series of the Company stock outstanding. The Company’s common stock trades on the OTC Pink Market under the symbol “AMIH”. The Company has no Knowledge of any notices of non-compliance with the OTC Pink Market listing criteria.

C. Authority of the Company. The Company have the full power and authority to execute, deliver and perform this Agreement and has taken all action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement, and no other corporate action on its part is necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by the Board of Directors of the Company, and (assuming the valid authorization, execution and delivery of this Agreement by the Novopelle Members) this Agreement is valid and binding upon the Company and enforceable against the Company in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution of the Board of Directors of the Company and a consent of the shareholders holding a majority of the votes of the Company approving the Company’ entry into this Agreement and consummation of the transactions set forth in this Agreement are annexed to, and made a part of, this Agreement as Exhibits “O” (Article “5C”) and “P” (Article “5C”).

D. Ownership. The individuals and/or entities set forth on Exhibit “Q” (Article “5D”) which is annexed to, and made a part of, this Agreement, are the majority shareholders of record of the Company.

E. Financial Condition. Except as set forth on the Company Disclosure Schedule, which is annexed hereto and made a part hereof as Exhibit “N (Article “5B”)(“the Company Disclosure Schedule”) (i) the Company does not have any outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due), (ii) there has not been any material adverse change in the Company’ financial condition, assets, liabilities or business, (iii) there has not been any damage, destruction or loss, whether or not covered by insurance, materially affecting the Company’ properties, assets or business, (iv) the Company has not incurred any indebtedness, liability or other obligation of any nature whatsoever except in the ordinary course of business, and (v) the Company has not made any change in its accounting methods or practices.

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F. Compliance with the Law and Other Instruments. The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Company or its properties, assets, businesses or prospects.

G. Absence of Conflicts. The execution and delivery of this Agreement and the issuance of the securities of the Company, and the consummation by the Company of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of the Company’ Certificate of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which the Company is a party to or by which any of its assets are bound, (iii) do not and shall not cause the Company to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of the Company. the Company has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

H. Environmental Compliance. the Company is in compliance with all applicable environmental laws.

I. OSHA Compliance. the Company is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety including, but not limited to, the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

J. Taxes. the Company has timely filed all required federal, state, city and local tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provisions for the payment of all such taxes shown to be due on said returns.

K. Litigation. There are no legal, administrative, arbitration, or other proceedings or governmental investigations adversely affecting the Company or its properties, assets or businesses, or with respect to any matter arising out of the conduct of the Company’ business pending, or to its knowledge threatened, by or against, any officer or director of the Company in connection with its affairs, whether or not covered by insurance. Except as set forth on the Company Disclosure Schedule, neither the Company nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting the Company. the Company is not presently engaged in any legal action.

L. Contracts. Except as set forth on the Company Disclosure Schedule, the Company is not a party to any material contracts.

M. Absence of Changes. There has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of the Company, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of the Company for any period prior to the date of this Agreement or arising out of any transaction of the Company prior to such date). There has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the Company’ securities, or any direct or indirect redemption, purchase or other acquisition of any of the Company’ securities. To the Company’ knowledge, there has not been an assertion against the Company of any liability of any nature or in any amount not fully reflected or reserved against in the Company Disclosure Schedule.

N. No Approvals. No approval of any governmental authority is required of the Company in connection with the consummation of the transactions set forth in this Agreement.

O. Broker. the Company has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. the Company represents that it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless each of the Novopelle Members from and against any and all claims for brokerage commissions by any person, firm or corporation including on the basis of any act or statement alleged to have been made by the Company or its affiliates or agents.

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P. Securities Laws. Neither the Company nor, to the Company’ knowledge, any director or executive officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not, pending or contemplated, any investigation by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or other regulatory authority with respect to the Company or, to the Company’ knowledge, any current or former director or executive officer of the Company.

Q. Complete Disclosure. No representation or warranty of the Company which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to the Company’ knowledge contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of the Company which would materially adversely affect same which has not been disclosed to the Novopelle Members in this Agreement.

R. No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that any of the Novopelle Members knew or had reason to know that any covenant, representation or warranty of the Company in this Agreement or furnished or to be furnished to such Novopelle Member contained untrue statements.

6. Novopelle Members’ Representations, Warranties and Covenants.

Each of the Novopelle Members, each as to himself or itself, hereby represents and warrants to each of the other parties to this Agreement that the statements contained in this Article “6” of this Agreement are true and correct:

A. Ownership. He, she or it is the record, beneficial and equitable owner of such number of shares of Novopelle Common Stock as is set forth opposite his or its name on Exhibit “I”. He, she or it holds said shares free and clear of all liens, claims or encumbrances, and has the full right and authority to exchange or transfer said shares pursuant to the terms of this Agreement.

B. Absence of Conflicts. His, she or its execution and delivery of this Agreement, the transfer of his or its shares of Novopelle Common Stock and the consummation by him or it of the transactions set forth in this Agreement do not and shall not cause him or it to violate or contravene any provision of law or any governmental rule or regulation.

C. No Approvals. No approval of any governmental authority is required of him, her or it in connection with the consummation of the transactions set forth in this Agreement.

D. Complete Disclosure. No representation or warranty of him, her or it which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to his or its knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

E. No Defense. It shall not be a defense to a suit for damages by another party to this Agreement against him, her or it for any misrepresentation or breach of covenant or warranty that the other party which is suing him or it knew or had reason to know that any covenant, representation or warranty of him, her or it in this Agreement contained untrue statements.

F. Broker. He, she or it has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Each of the Novopelle Members represents that he or it has not dealt with any such person, firm or corporation and agrees to indemnify and hold harmless the Company from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by him or it or his or its affiliates or agents.

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G. Novopelle Members Representations in Connection with the Company Stock. Each Novopelle Member represents, acknowledges and warrants the following to the Company in connection with his, her or its receipt of the Company Stock:

i. Each Novopelle Member recognizes that the Company Stock has not been registered under the Securities Act of 1933, as amended (“Act”), nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Company Stock is registered under the Act or unless an exemption from registration is available. Each Novopelle Member may not sell the Company Stock without registering them under the Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

ii. Each Novopelle Member is acquiring the Company Stock for his, her or its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and he, she or it does not presently have any reason to anticipate any change in his, her or its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Company Stock. No one other than such Novopelle Member will have any beneficial interest in said securities;

iii. Each Novopelle Member acknowledges that he, she or it is an “accredited Investor” as defined in Rule 144 of the Securities Act of 1933, as amended; and/or such Novopelle Member is aware of the Company’ business operations and financial condition and has reviewed information regarding the Company similar to what would be included in an initial Registration Statement filing with the Securities and Exchange Commission, including the Company’ financial statements;

iv. Each Novopelle Member has such knowledge and experience in financial and business matters that such Novopelle Member is capable of evaluating the merits and risks of an investment in the Company Stock and of making an informed investment decision, and does not require a Purchaser Representative in evaluating the merits and risks of an investment in the Company Stock;

v. Each Novopelle Member recognizes that an investment in the Company is a speculative venture and that the total amount of the Company Stock is placed at the risk of the business and may be completely lost. The purchase of the Company Stock as an investment involves special risks;

vi. Each Novopelle Member realizes that the Company Stock shares cannot readily be sold as they will be restricted securities and therefore the Company Stock must not be purchased unless such Novopelle Member has liquid assets sufficient to assure that such receipt of the Company Stock will cause no undue financial difficulties and such Novopelle Member can provide for his, her or its current needs and possible personal contingencies;

vii. Each Novopelle Member confirms and represents that he, she or it is able (i) to bear the economic risk of his, her or its investment, (ii) to hold the Company Stock for an indefinite period of time, and (iii) to afford a complete loss of his, her or its investment. Each Novopelle Member also represents that he, she or it has (i) adequate means of providing for his, her or its current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment;

viii. Each Novopelle Member has had an opportunity to inspect relevant documents relating to the organization and operations of the Company. Each Novopelle Member acknowledges that all documents, records and books pertaining to this investment which such Novopelle Member has requested have been made available for inspection by such Novopelle Member and such Novopelle Member’s attorney, accountant or other adviser(s);

ix. Each Novopelle Member has carefully considered and has, to the extent he, she or it believes such discussion necessary, discussed with his, her or its professional, legal, tax and financial advisors, the suitability of an investment in the Company Stock for his, her or its particular tax and financial situation and that such Novopelle Member and his, her or its advisers, if such advisors were deemed necessary, has determined that the Company Stock are a suitable investment for he, she or it;

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x. Each Novopelle Member understands that the Company Stock is being offered to he, she or it in reliance on specific exemptions from or non-application of the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Novopelle Member set forth herein in order to determine the applicability of such exemptions and the suitability of such Novopelle Member to acquire the Company Stock. All information which such Novopelle Member has provided to the Company concerning the undersigned’s financial position and knowledge of financial and business matters is correct and complete as of the date hereof, and if there should be any material change in such information prior to acceptance of this Agreement by the Company, such Novopelle Member will immediately provide the Company with such information; and

xi. Each Novopelle Member understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Company Stock in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

7. Mutual Covenants of All of the Parties Hereto.

A. Best Efforts. Each of the parties hereto shall use its best efforts to perform or satisfy each covenant or condition to be performed or satisfied by each of them before and after the Closing Date.

B. Notice of Developments and Updates. Each of the parties hereto shall give prompt written notice pursuant to Paragraph “C” of Article “19” of this Agreement to the other parties hereto of any act, event or occurrence which may cause or constitute a breach of any of its own representations and warranties in Articles “4”, “5” or “6” of this Agreement, as the case may be.

C. No Public Announcement. None of the parties hereto shall, without the prior written approval of all of the Novopelle Members and the Company, make any press release or other public announcement or communicate with any customer, competitor, or supplier of, or others having business dealings with, either of Novopelle or the Company concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall determine such disclosure is required by law (which determination shall be made by such party based upon the advice of its counsel), in which event the other parties hereto shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

D. Exclusivity. Neither Novopelle nor the Company shall, without the prior written approval of (i) in the case of the Company, all of the Novopelle Members or (ii) in the case of Novopelle, the Company, (i) enter into, or (ii) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for, a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, but not limited to, by way of a tender offer) or similar transaction involving such party, other than the transactions contemplated by this Agreement.

8. Conduct of the Company’ Business Prior to the Closing Date. Between the date of this Agreement and the Closing Date, the Company shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of the Company, and use its best efforts to preserve the Company’ relationships, if any, with customers, suppliers and others having business dealings with the Company, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of all of the Novopelle Members, the Company shall not:

A. make any change in its Certificate of Incorporation or By-Laws, except pursuant to the terms and conditions of this Agreement;

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B. authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock, except pursuant to the terms and conditions of this Agreement;

C. take any action or omit to do any act which would cause the representations or warranties of the Company contained herein to be untrue or incorrect in any material respect;

D. declare or make any payment or distribution to its shareholders (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock, except pursuant to the terms and conditions of this Agreement;

E. commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement;

F. wind down or transfer its business; or

G. engage in any business activities whatsoever.

9. Conduct of Novopelle Business Prior to the Closing Date. Between the date of this Agreement and the Closing Date, Novopelle shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of Novopelle, and use its best efforts to (i) keep available to Novopelle the services of Novopelle’s present officers and employees, (ii) preserve Novopelle’s relationships, if any, with customers, suppliers and others having business dealings with Novopelle, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date. Without the prior written consent of the Company, Novopelle shall not:

A. make any change in the Articles of Incorporation or By-Laws of Novopelle;

B. conduct the business of Novopelle in any manner other than in the ordinary course;

C. authorize or issue any capital stock or any rights, warrants, options or convertible securities to acquire such stock;

D. declare or make any payment or distribution to its shareholders (other than payment of compensation for services rendered, if applicable) or purchase or redeem any shares of capital stock, except pursuant to the terms and conditions of this Agreement;

E. take any action or omit to do any act which would cause the representations or warranties of Novopelle contained herein to be untrue or incorrect in any material respect;

F. commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an Exhibit annexed to this Agreement; or

G. commit any other act or omit to do any other act which would have a material adverse effect upon the business, financial condition or earnings of Novopelle.

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10. Nondisclosure of Confidential Information/Non-Circumvent.

A. As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to a party, its past, present or future subsidiaries, parents, officers, consultants, directors, shareholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by another party or its Agents, including, but not limited to, information which is developed, conceived or created by the party, or disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents during, or after the termination of, this Agreement if disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents as a result of this Agreement, with respect to the party, its business or any of said party’s products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of the party, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to the party. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of customers and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the party that the party informs the other party or its Agents or the other party or its Agents should know, by virtue of said party’s position or the circumstances in which said party learned such other information, is to be kept confidential including, but not limited to, any information acquired by the other party or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the party in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

For purposes of this Agreement, “Immediate Family” shall include the following: (A) any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, child, spouse of a child, adopted child, spouse of an adopted child, sibling, spouse of a sibling, grandparent, spouse of a grandparent, and any issue or spouse of any of the foregoing, and (B) such child or issue of such child which is born and/or adopted during or after the term of this Agreement and the issue (whether by blood or adoption) of such person; provided, however, that it shall not include any person who was legally adopted after attaining the age of eighteen (18) by any of the persons specified in this Paragraph “A” of this Article “10” of this Agreement or any spouse or issue (whether by blood or adoption) of any such person. A parent of a specified person shall include an affiliate.

B. Except as required in the performance of a party’s or its Agents’ obligations pursuant to this Agreement, neither said party nor its Agents shall, during, or after the termination of, this Agreement, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. Said party or its Agents shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. The foregoing prohibition shall not apply to any Confidential Information which: (i) was generally available to the public prior to such disclosure; (ii) becomes publicly available through no act or omission of said party or its Agents (iii) is disclosed as reasonably required in a proceeding to enforce said party’s rights under this Agreement or (iv) is disclosed as required by court order or applicable law; provided, however, that if said party and/or its Agents are legally requested or required by court order or applicable law, including, but not limited to, by oral question, interrogatories, request for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, said party and/or its Agents, as the case may be, shall promptly notify the party of such request or requirement so that the party may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, said party and/or its Agents, as the case may be, agree to furnish only that portion of the Confidential Information which they are advised by their respective counsel is legally required.

C. Upon termination of this Agreement for any reason or at any time upon request of a party, the other party and its Agents agree to deliver to the requesting party all materials of any nature which are in the other party’s or its Agents’ possession or control and which are or contain Confidential Information, or which are otherwise the property of the requesting party or any vendor, licensor, licensee, customer or client of the party, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, Novopelle design information, models, manuals, documentation and notes. The other party and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information and such destruction shall be confirmed to the requesting party in writing by the other party and/or its Agents.

D. Upon the consummation of the transaction set forth in this Agreement, all of the Confidential Information shall be deemed to be the property of the Company.

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11. Survival of Representations, Warranties and Covenants. All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive the Closing Date hereof, and shall continue in full force and effect, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns.

12. Conditions of Closing.

A. Conditions to the Novopelle Members’ Obligation to Close. The obligation of the Novopelle Members to close the transactions set forth in this Agreement shall be subject to the following conditions:

i. Representations and Warranties of the Company to be True. To the Company’s knowledge, the representations and warranties of the Company set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement;

ii. Performance of Obligations of the Company. the Company shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by it prior to the Closing Date, and the Company shall have delivered to the Novopelle Members the Company Certificate signed by the President of the Company and dated the Closing Date to such effect;

iii. No Adverse Change. There shall not have occurred any material adverse change since the date of this Agreement and through the date of the Closing Date in the business, properties, results of operations or business or financial condition of the Company, and the Company shall have delivered to the Novopelle Members the Company Certificate signed by the President of the Company and dated the Closing Date to such effect;

iv. Statutory Requirements. Any statutory requirement for the valid consummation by the Company of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by the Company of the transactions set forth in this Agreement and to permit the business presently carried on by the Company to continue unimpaired following the Closing Date, shall have been obtained, and the Company shall have delivered to the Novopelle Members the Company Certificate signed by the President of the Company and dated the Closing Date to such effect;

v. No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement and the Company shall have delivered to the Novopelle Members the Company Certificate signed by the President of the Company and dated the Closing Date to such effect;

vi. Consents Under Agreements. the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement and the Company shall have delivered to the Novopelle Members the Company Certificate signed by the President of the Company and dated the Closing Date to such effect;

vii. Good Standing Certificate. On the Closing Date, the Company shall provide the Novopelle Members with a good standing certificate for the Company issued by the Secretary of State of the State of Nevada, which certificate is complete and correct as of a date within thirty (30) days prior to the Closing Date;

viii. Shareholder Approval. As soon as it practicable subsequent to the execution of this Agreement, the shareholders of the Company approve this Agreement and its related transactions in accordance with the applicable provisions of the Nevada Revised Statutes, and the Company shall have delivered to the Novopelle Members a consent of the shareholders of the Company in the form annexed to, and made a part of, this Agreement as Exhibit “P” (Article “5C”); and

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ix. No Liabilities. the Company shall have no liabilities, contractual or other obligations, or business activities, all of which shall have been satisfied, resolved or transferred except those which have been set forth on the Company Disclosure Schedule prior to the Closing without any recourse or liability to the Company.

B. Conditions to the Company’ Obligation to Close. The obligation of the Company to close the transactions set forth in this Agreement shall be subject to the following conditions:

i. Representations and Warranties of Novopelle and the Novopelle Members to be True. To Novopelle and the Novopelle Members’ knowledge, the representations and warranties of Novopelle and the Novopelle Members set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement;

ii. Performance of Obligations of Novopelle and the Novopelle Members. Novopelle and each of the Novopelle Members shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by him or it prior to the Closing Date, and the Novopelle Members shall have delivered to the Company the Novopelle Certificate signed by the President of Novopelle and all of the Novopelle Members and dated the Closing Date to such effect;

iii. No Adverse Change. There shall not have occurred any material adverse change through the date of the Closing Date in the business, properties, results of operations or business or financial condition of Novopelle, and Novopelle shall have delivered to the Company the Novopelle Certificate signed by the President of Novopelle and all of the Novopelle Members and dated the Closing Date to such effect;

iv. Statutory Requirements. Any statutory requirement for the valid consummation by Novopelle and the Novopelle Members of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by Novopelle and the Novopelle Members of the transactions set forth in this Agreement and to permit the business presently carried on by Novopelle to continue unimpaired following the Closing Date, shall have been obtained, and the Novopelle Members shall have delivered to the Company the Novopelle Certificate signed by the President of Novopelle and all of the Novopelle Members and dated the Closing Date to such effect;

v. No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement, and the Novopelle Members shall have delivered to the Company the Novopelle Certificate signed by the President of Novopelle and all of the Novopelle Members and dated the Closing Date to such effect;

vi. Consents Under Agreements. The Novopelle Members shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement, and the Novopelle Members shall have delivered to the Company the Novopelle Certificate signed by the President of Novopelle and all of the Novopelle Members and dated the Closing Date to such effect; and

vii. Shareholder Approval. The Novopelle Members shall have approved this Agreement and its related transactions pursuant to the applicable provisions of the Nevada Revised Statutes, and the Novopelle Members shall have delivered to the Company a consent of the Novopelle Members in the form annexed to, and made a part of, this Agreement as Exhibit “H” (Article “6B”).

viii. Good Standing Certificate. On the Closing Date, the Novopelle Members shall provide the Company with a status certificate for Novopelle issued by the Secretary of State of the State of Nevada, which certificate is complete and correct as of a date within thirty (30) days prior to the Closing Date;

x. Shareholder Designation. The Novopelle Members irrevocably constitute and appoint Josef Garcia Montano with full power of substitution and re-substitution, as its and their true and lawful agent, attorney-in-fact and representative, with full power to act for and on behalf of the Shareholders, and each of them, for all purposes pursuant to this Agreement and in connection with the transactions therein as set forth in the form annexed to, and made a part of, this Agreement as Exhibit “W”.

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xi. Delivery of Books and Records and Bank Accounts. At the Closing, Novopelle shall deliver to the Company copies of the corporate minute books, books of account, contracts, records, and all other books or documents including the bank accounts of Novopelle in the possession of Novopelle or its representatives.

13. Documents, Certificates, etc. to be Delivered at Closing.

A. At the Closing, the Company shall deliver the following items to the Novopelle Members:

i. stock certificates evidencing the Closing Issuance, as defined in Article “2A of this Agreement;

ii. a good standing certificate of the Company, dated within thirty (30) days prior to the Closing Date;

iii. a consent of the Board of Directors and the majority Shareholders of the Company, in the form annexed to, and made a part of, this Agreement as Exhibit “P” (Article “5C”).

B. At the Closing, Novopelle and/or the Novopelle Members shall deliver the following items to the Company:

i. each Novopelle Member shall deliver a certificate evidencing all of the issued and outstanding membership interests of Novopellek; and

ii. a consent of the Managers and Members of Novopelle, in the form annexed to, and made a part of, this Agreement as Exhibit “H” (Article “4B”).

iii. a good standing certificate of Novopelle, dated within thirty (30) days prior to the Closing Date.

14. Equitable Relief. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies which any of the Novopelle Members may have for damages or otherwise.

15. Method of Termination. This Agreement may be terminated prior to the Closing Date, by any of the following methods:

(a) by mutual written consent of the Company and all of the Novopelle Members, authorized by the Boards of Directors of each of the Company and Novopelle;

(b) by written notice from (i) the Company to all of the Novopelle Members, or (ii) all of the Novopelle Members to the Company, if within ten (10) business days after receipt of such written notice that the Closing Date has passed, that the Closing has not occurred; provided, however, that if the Closing shall not have occurred on, or prior to, the Closing Date as a result of any action taken, or failure to act, by any governmental or regulatory authority including, but not limited to, the withholding of, or a delay in, any approval in connection with any aspect of the transactions contemplated hereby, then the Closing Date shall automatically be extended until a date which is a reasonable time subsequent to the date upon which such governmental or regulatory action is resolved which will allow the parties to complete the procedures required to consummate the transactions contemplated hereby; provided, further, however, that the right to terminate this Agreement pursuant to this Paragraph “B” of this Article “15” of this Agreement shall not be available to any party whose failure to fulfill any obligation pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by the Company if there is a material breach of any representation or warranty set forth in Article “4” of this Agreement or by any Novopelle Member in Article “6” of this Agreement or any covenant or agreement to be complied with or performed by Novopelle or any of the Novopelle Members pursuant to the terms of this Agreement, including, but not limited to, the covenants set forth in Article “7” of this Agreement, or the failure of a condition set forth in Paragraph “B” of Article “12” of this Agreement to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Paragraph “B” of Article “12” of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, the Company may not terminate this Agreement prior to the Closing Date if Novopelle or any of the Novopelle Members, as the case may be, has not had an adequate opportunity to cure such failure, pursuant to Article “17” of this Agreement; or

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(d) by the mutual written consent of all of the Novopelle Members if there is a material breach of any representation or warranty set forth in Article “5” of this Agreement or any covenant or agreement to be complied with or performed by the Company, including, but not limited to, the covenants set forth in Article “7” of this Agreement, or the failure of a condition set forth in Paragraph “A” of Article “12” of this Agreement to be satisfied (and such condition is not waived in writing by Novopelle) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Paragraph “A” of Article “12” of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, the Novopelle Members may not terminate this Agreement by mutual written consent prior to the Closing Date if the Company has not had an adequate opportunity to cure such failure pursuant to Article “17” of this Agreement.

16. Effect of Termination. If this Agreement is terminated pursuant to the provisions set forth in Article “15” of this Agreement, this Agreement shall become null and void and shall have no further effect.

17. Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date of this Agreement until the Closing Date, each of the parties shall confer on a regular and frequent basis with one or more representatives of the other parties to report on the general status of ongoing operations. Novopelle or the Novopelle Members, as the case may be, shall promptly provide the Company or its counsel with copies of any filings any of them made with any governmental entity in connection with this Agreement and the transactions contemplated hereby and thereby. Each of the parties shall notify the others of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of the parties pursuant to this Agreement to be breached or that renders or will render untrue any representation or warranty of the parties contained in this Agreement. Each of the parties shall also notify the others in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by the parties. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

18. Indemnification.

A. Indemnification by the Company. In order to induce Novopelle and the Novopelle Members to enter into and perform this Agreement, the Company does hereby indemnify, protect, defend and save and hold harmless Novopelle and each of the Novopelle Members and each of their Agents (the “Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by the Company of the representations, warranties and covenants set forth in Article “5” of this Agreement or in any documents delivered pursuant hereto or of a breach by the Company of any of its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

B. Indemnification by the Novopelle Members. In order to induce the Company to enter into and perform this Agreement, each of the Novopelle Members hereby jointly indemnifies, protects, defends and saves and holds harmless the Company and each of its Agents (the “Indemnified Parties”), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by Novopelle or such Novopelle Member of the representations, warranties and covenants set forth in Article “4” or Article “6” of this Agreement or in any documents delivered pursuant hereto or of a breach by Novopelle or such Novopelle Member of any of his or its obligations pursuant to this Agreement or in any documents delivered pursuant hereto.

C. Reasonable Costs, Etc. The indemnification, which is set forth in this Article “18” of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

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D. Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the “Indemnifying Party”), then the Indemnified Party within twenty-one (21) days after such Indemnified Party’s receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “19” of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the “Claim Notice”). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “19” of this Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “18” of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “19” of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “19” of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

19. Miscellaneous.

A. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B. Enforceability. If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and in this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C. Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Novopelle:	Novopelle Diamond, Inc.
5000 Collin McKinney Parkway, Suite 120
McKinney, Texas, 75070
Attention: Jacob Cohen
Jacob@Novopelle.com

If to the Company:	American International Holdings Corp.
11222 Richmond Avenue, Suite 195
Houston, Texas 77082
Attention: Everett Bassie

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or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “19” of this Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D. Governing Law; Disputes. This Agreement shall in accordance with and construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. The parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in New York, New York conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or its successors, under the then current rules of JAMS; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. accordingly, the parties hereby waive any right to a jury trial. The arbitrator shall have the discretion to award attorney’s fees to the party the arbitrator determines is the prevailing party in the arbitration. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or based upon forum non conveniens for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney’s fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more. For example, if the party initiating arbitration (“A”) seeks an award of $100,000 plus costs and expenses, the other party (“B”) has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

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Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E. Expenses. Each party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the execution and delivery of this Agreement and the transactions set forth in this Agreement.

F. Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations and (ii) each counsel has had significant input in the development of this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement. Whenever used herein, the singular number shall include the plural, the plural shall include the singular and the use of any gender shall be applicable to all genders.

G. Entire Agreement. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

H. Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

I. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

J. Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

K. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

L. Facsimile Signatures. Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

M. Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by all of the parties to this Agreement.

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N. Exhibits. All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

O. Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided, however, that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of this whole Agreement to any party, that party may cancel and terminate this Agreement by giving written notice to the other party.

P. Best Efforts. Subject to the terms and conditions herein provided, each party shall use its reasonable best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written to be effective as provided above.

NOVOPELLE DIAMOND, LLC.

By:
	Name:	Jacob Cohen
	Title:	Manager

AMERICAN INTERNATIONAL HOLDINGS, INC.

By:
	Name:	Everett Bassie
	Title:	Director

NOVOPELLE MEMBERS:

Cohen Enterprises, Inc.
By: Jacob D. Cohen
1,000 Units / 33.33%

Esteban Alexander
1,000 Units / 33.33%

Alan Hernandez
1,000 Units / 33.33%

Exhibit List

Exhibit A	INTENTIONALLY OMITTED

Exhibit B	INTENTIONALLY OMITTED

Exhibit C	INTENTIONALLY OMITTED

Exhibit D	Novopelle Certificate of Formation (Article “4Aii”)

Exhibit E	Novopelle Operating Agreement (Article “4Aii”)

Exhibit F	Novopelle Good Standing Certificate (Article “4Aii”)

Exhibit G	Resolution of Managers of Novopelle (Article “4B”)

Exhibit H	Unanimous Resolution of the Novopelle Members (Article “4B”)

Exhibit I	List of Shareholders of Novopelle (Article “4C”)

Exhibit J	Novopelle Disclosure Schedule (Article “4J”)

Exhibit K	the Company Certificate of Incorporation (Article “5Aii”)

Exhibit L	the Company By-Laws (Article “5Aii”)

Exhibit M	the Company Good Standing Certificate (Article “5Aii”)

Exhibit N	the Company Disclosure Schedule (Article “5B”)

Exhibit O	Resolution of Board of Directors of the Company (Article “5C”)

Exhibit P	Resolution of Majority Shareholders of the Company (Article “5C”)

Exhibit Q	List of Majority Shareholders of the Company (Article “5D”)